Exhibit 99.1
Clarivate Announces Change to its Board of Directors
London, U.K., January 19, 2021 – (PR Newswire) - Clarivate Plc (NYSE: CCC), a global leader in providing trusted information and insights to accelerate the pace of innovation, announced today that Karen G. Mills, a member of the board of directors, has informed the Company of her decision to step down from the board to spend time on other endeavors. With Ms. Mills’ departure, the Clarivate Board will consist of 11 members.

Jerre Stead, Executive Chairman and CEO said: “On behalf of our colleagues, shareholders and the Board, I want to thank Karen for her significant contributions to Clarivate. Her vast experience and guidance since we went public in May 2019 has been extremely beneficial in helping us achieve tremendous growth.”

“As big data and artificial intelligence play a more important role in innovation, science and intellectual property, Clarivate has a bright future,” Ms. Mills said.

About Clarivate

Clarivate™ is a global leader in providing solutions to accelerate the lifecycle of innovation. Our bold mission is to help customers solve some of the world’s most complex problems by providing actionable information and insights that reduce the time from new ideas to life-changing inventions. Covering scientific and academic research, pharmaceutical, biotech and healthcare intelligence and intellectual property services, we help customers discover, protect and commercialize their inventions using our trusted subscription and technology-based solutions coupled with deep domain expertise. For more information, please visit clarivate.com.

Category: Board of Director change

Source: Clarivate Plc

Investor Relations Contact
Mark Donohue, Head of Investor Relations
mark.donohue@clarivate.com
+1 (215) 243 2202

Media Contact
Tabita Seagrave, Head of Global Corporate Communications
media.enquiries@clarivate.com

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